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EXHIBIT 99

                         FRONTIER NATIONAL CORPORATION
                                EARNINGS RELEASE

For Immediate Release
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               FRONTIER NATIONAL CORPORATION REPORT EARNINGS FOR
                          YEAR ENDED DECEMBER 31, 1999

Frontier National Corporation is the parent company that owns First National (Valley National) - A Frontier National Bank.

Each quarter we want to provide to you a report on earnings, stock performance and dividend information so you will know what your company is doing.

Earnings
By Kerri C. Newton, CAO

We are pleased to announce 1999 earnings and believe that the outstanding performance in 1999 shows the efficiencies derived from the merger between Valley National Corporation and First National Sylacauga Corporation. The Company exceeded its performance goals in both earnings per share, $0.72 over $0.68, and return on assets, 1.13% over 1.05%.

Net Income for the Company for the year-ended December 31, 1999, was $2,482,940 compared to $1,127,816 for the year-ended December 31, 1998. This represents a 120% increase over the prior period, most of which is the result of the merger between Valley National Corporation and First National Sylacauga Corporation. Earnings per share increased $0.13 from $0.59 to $0.72 for the years ended December 31, 1998 and 1999.

The Company has recognized many efficiencies post merger. Net interest income after the provision for loan losses has increased 40.41% from $6,176,263 to $8,672,013. Noninterest income has increased 32.49% from $2,283,909 to $3,025,927. This increase is attributable to the merger as well as the acquisition of Wright & Sprayberry Insurance, Inc., Brown Insurance Agency, Inc. and The Lawrence-Jones Agency. Noninterest expense has increased only 20.59% from $7,066,497 to $8,521,317.

Stock Performance
By James Dixon

During the last quarter of 1999, the stock of Frontier National Corporation (NASDAQ OTCBB: symbol FIEC) has traded between $12 and $16 per share. At the close of business on December 31, 1999, the stock was at a price of $16 per share trading 22.2 times earnings with a dividend yield of 2.5%.

Comparitively, larger regional bank stocks are now trading at 13.3 times earnings and 2.24 times book value, with a relative Price/Earnings ratio of 39% the S&P 400 multiple. Frontier National Corporation stock has held up quite well in this bearish environment.

Editors Note: If you are interested in purchasing Frontier National Corporation stock, you may reach James Dixon at 1-800-633-4638 in the Birmingham office of Sterne, Agee & Leach, Inc.

Dividends
On January 17, 2000, the Board of Directors declared a cash dividend of $0.1275 representing a regular dividend of $0.0925 and a special dividend of $0.0350 to shareholders of record on January 17, 2000 to be paid on April 3, 2000.